Exhibit 99

Media Relations – Tom Herrmann
(480) 754-2202

Investor Relations – Stephen D. Blum
(480) 754-5040

     Dial Reports Fourth-Quarter and Full-Year 2002 Results

Scottsdale, Ariz., January 29, 2003 – The Dial Corporation (NYSE:DL) today announced its results for the fourth quarter and full year 2002 and commented on the Company’s outlook for fiscal 2003.

     The Company surpassed fourth quarter year ago results from continuing operations and recorded a non-recurring, non-cash loss attributable to the pending sale of its discontinued Argentina operations. Overall, the Company reported a net loss of $29.2 million or $0.31 per share (diluted) in the fourth quarter compared to net income of $25.3 million or $0.27 per share (diluted) in the prior year’s fourth quarter. The Company maintained the momentum in its continuing operations with positive earnings of $29.5 million (excluding special items) or $0.31 per share (diluted) compared to $25.9 million (excluding special items) or $0.28 per share (diluted) in the year ago period.

     For the full year the Company earned $0.18 per share versus a loss of $1.43 per share in 2001. Both years included losses from discontinued operations as part of the Company’s previously disclosed plan to jettison non-performing businesses. Attached is a reconciliation of reported net income to pro forma net income, including the effect on diluted earnings per share.

     Fourth Quarter Detail

     Net sales from continuing operations in the fourth quarter of 2002 rose 7.6 percent to $333.6 million from last year’s fourth quarter sales of $310.0 million. Argentina sales are not included in these numbers as a result of its pending sale and classification as a discontinued operation.

     Herbert M. Baum, The Dial Corporation chairman, president and chief executive officer, said: “The quarter capped a fiscal year of meaningful growth for Dial. Throughout the year and particularly in the fourth quarter we were able to afford incremental marketing dollars to build our brands (reflected in increased market shares) while continuing to deliver improved profitability. In addition, with the pending sale of our Argentina operations, we can now focus on growing our core North American businesses.”

     Mr. Baum continued, “Our core businesses achieved good fourth quarter results and improved market shares across the board. Personal Cleansing generated sales growth of 6.0 percent with particularly strong results for new Dial body washes especially in the Mass, Club and Dollar channels. Laundry Care momentum continued with sales increasing 11.7 percent, driven by continued strong performance of Purex liquid across all channels. Sales of our Food

Products business increased 3.4 percent, and continues to outpace the category on strong sales of Vienna sausage, particularly in Mass and Club channels. Sales for our Air Freshener business were equal to last year despite higher promotional spending to support new initiatives, continued weakness in candles and product discontinuances. Our best-selling Adjustable air freshener line continued to show strength.”

     Mr. Baum added, “Sales increased 16.2 percent in our International and Other segment from last year’s fourth quarter due primarily to a 44.0 percent increase in Canada sales.”

     Gross margin in the fourth quarter of 2002 was equal to last year despite increased spending on promotional incentives primarily to support Air Freshener’s new products.

     Cash flow from operations for the fourth quarter of 2002 was strong. Increased inventory and accounts receivable levels from higher sales resulted in fourth quarter 2002 cash generated of $66.9 million being less than the $73.3 million generated in the year ago fourth quarter.

Full Year Results

     Including the loss from discontinued operations and the previously disclosed $43.3 million intangible asset impairment charge related to the discontinued Argentina business, net income for 2002 was $16.9 million or $0.18 per share (diluted). This compares to a net loss of $132.3 million or $1.43 per share (diluted) in the prior year. Excluding the loss from discontinued operations and intangible asset impairment charge related to the Argentina business and special items, net income from continuing operations for the twelve months ended December 31, 2002 was $112.4 million or $1.19 per share (diluted) compared to net income from continuing operations of $81.9 million or $0.89 per share (diluted) in 2001.

     Net sales from continuing operations for the twelve months of 2002 were up 7.8 percent to $1,282.2 million compared to $1,189.3 million in 2001. Argentina sales are not included in these numbers as a result of its pending sale and classification as a discontinued operation.

     For 2002, cash flow from operations was $215.3 million, an increase of $58.5 million or 37.3 percent above year ago. The increase resulted from a significant increase in net income from continuing operations, realization of favorable tax benefits from the sales of the Specialty Personal Care and Argentina businesses offset in part by inventory and accounts receivables to support higher sales levels. Improved cash flow from operations allowed the Company to increase cash by $191.3 million during the year, up from $28.3 million at December 31, 2001 to $219.6 million at December 31, 2002. In addition, the Company’s net debt (debt less cash) now stands at $238.8 million compared to $417.0 million at December 31, 2001.

Argentina

     As previously announced, the Company reached an agreement to sell its Argentina business to an entity designated by Southern Cross Group, a private equity investor in Argentina. The after-tax loss from this transaction is $62.4 million. This non-cash loss includes the reversal of the $92.8 million currency translation adjustment that previously had been recorded as a reduction in equity. In the first quarter of 2002, the Company also recorded an after-tax impairment charge of $43.3 million for the Argentina business as a result of adopting the Financial Accounting Standards Board (FASB) Statement No. 142, “Goodwill and Other Intangible Assets.” The transaction is expected to yield positive cash flow from the sales proceeds of $6.0 million and tax benefits of approximately $61 million. The tax benefits consist of ordinary losses recorded in the fourth quarter of 2002. The transaction is subject to satisfaction of negotiated closing conditions and receipt of governmental approvals and is currently expected to close late in the first quarter or early in the second quarter of 2003.

2003 Outlook

     The Company said it currently expects 2003 earnings per share from continuing operations to be approximately $1.31, which compares to $1.19 (excluding special items) in 2002, and earnings per share from continuing operations in the first quarter are expected to be approximately $0.28 compared to $0.25 in the year ago first quarter. Sales in 2003 are expected to rise approximately 3 to 4 percent. Operating margin is expected to improve 75 to 100 basis points primarily due to an improvement in gross margin and a reduction of general and administrative expenses as a percent of sales. The tax rate in 2003 is expected to be 37.2 percent.

     “Due to our strong cash position, we are reviewing our capital allocation alternatives which include: brand acquisitions, debt repayment, stock repurchases, and dividend enhancement. We will move toward one or more of these alternatives as the year progresses. Additionally, in 2003, we expect to continue our strong focus on brand building through internal innovation and continued product refreshment of our core businesses. At the same time, we remain committed to improving efficiencies and eliminating unnecessary costs. We will build on the progress we achieved in 2002 as we continue to leverage our strong brands to drive our financial results and increase shareholder value,” Mr. Baum concluded.

     The Dial Corporation is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com

     Statements in this press release as to the Company’s expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements include the Company’s expectations that (i) earnings per share from continuing operations in fiscal year 2003 will be approximately $1.31; (ii) earnings per share from continuing operations in the first quarter of 2003 will be approximately $0.28; (iii) net sales in 2003 will rise approximately 3 to 4 percent; (iv) operating margin will improve 75 to 100 basis points in 2003; and (v) the tax rate in 2003 will be 37.2 percent.

     Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) economic conditions in the U.S. deteriorate resulting in lower sales, (2) competition in the categories in which the Company competes continues or intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (3) efforts to control and reduce costs are unsuccessful or do not yield anticipated savings, (4) new products are unsuccessful or do not produce the sales anticipated, (5) there are increases in raw material, petroleum, natural gas and/or energy prices, (6) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, or (7) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers, including a decrease in sales to Kmart as a result of its recent announcement of additional store closings; (8) the Company does not complete the sale of its Argentina business; and (9) the Company is not able to resolve the EEOC lawsuit involving its Aurora, Illinois manufacturing facility on favorable terms. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Factors That May Affect Future Results and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and in Exhibit 99 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2002.

     Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

     Management will host a live conference call and real-time web cast today, beginning at 9:00 a.m. Eastern Time and lasting approximately 45 minutes to discuss the Company’s fourth quarter results and outlook for fiscal 2003.

     Access for the conference call and web cast is open to the press and general public in a listen only mode. To access the conference call, please dial

(706)  643-3706. The web cast may be accessed at http://investor.info.dialcorp.com. Replays of the conference call are available shortly after the conclusion of the call at the same Web address as well as by dialing (706) 645-9291 and entering Code 7472056.

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THE DIAL CORPORATION
Summary of Operations

	In millions, except for per share data
	Unaudited
	Quarter Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2001

Net Sales	$333.6	$310.0	$1,282.2	$1,189.3

Costs and expenses:
Cost of products sold	209.1	194.5	803.7	772.8
Asset writedowns and other special items, net (gain) charge	(0.5)	(0.6)	(1.7)	8.4

	208.6	193.9	802.0	781.2
Selling, general and administrative expenses	67.5	64.7	259.9	244.7
Special items and other asset writedown, net (gain) charge	—	(0.2)	—	0.3

Total costs and expenses	276.1	258.4	1,061.9	1,026.2
Operating income	57.5	51.6	220.3	163.1
Interest and other expense	(10.0)	(10.1)	(40.3)	(48.0)
Net earnings of joint venture	0.3	—	2.1	3.0

Income from continuing operations before income taxes	47.8	41.5	182.1	118.1
Income taxes from continuing operations	17.6	15.1	66.9	43.8

Income from continuing operations	30.2	26.4	115.2	74.3
Discontinued operations
Loss from operations of discontinued SPC segment, net of tax	—	—	—	(3.7)
Adjustment (loss) on disposal of discontinued SPC segment, net of tax	2.5	—	3.8	(198.4)
Income (loss) from operations of discontinued Argentina segment, net of tax	0.5	(1.1)	3.6	(4.5)
Loss on disposal of discontinued Argentina segment, net of tax	(62.4)	—	(62.4)	—

Total loss from discontinued operations	(59.4)	(1.1)	(55.0)	(206.6)
Cumulative effect of change in accounting principle, net of tax	—	—	(43.3)	—

Net income (loss)	$(29.2)	$25.3	$16.9	$(132.3)

Basic net income (loss) per common share:
Income from continuing operations	$0.32	$0.29	$1.25	$0.81
Loss from discontinued operations	(0.64)	(0.01)	(0.60)	(2.26)
Cumulative effect of change in accounting principle	—	—	(0.47)	—

Basic net income (loss) per common share	$(0.31)	$0.28	$0.18	$(1.45)

Diluted net income (loss) per common share:
Income from continuing operations	$0.32	$0.28	$1.22	$0.81
Loss from discontinued operations	(0.62)	(0.01)	(0.58)	(2.24)
Cumulative effect of change in accounting principle	—	—	(0.46)	—

Diluted net income (loss) per common share	$(0.31)	$0.27	$0.18	$(1.43)

Basic shares outstanding	92.9	91.6	92.4	91.5
Common share equivalents	2.2	1.6	2.0	0.7

Diluted shares outstanding	95.1	93.2	94.4	92.2

THE DIAL CORPORATION

Reconciliation of Reported Net Income to Pro Forma Net Income
Unaudited

In millions, except per share data

	Quarter Ended								Year Ended

	December 31, 2002				December 31, 2001				December 31, 2002				December 31, 2001

	Net Result		Diluted EPS		Net Result		Diluted EPS		Net Result		Diluted EPS		Net Result		Diluted EPS
Reported Net (Loss) Income	$(29.2)		$(0.31)		$25.3		$0.27		$16.9		$0.18		$(132.3)		$(1.43)
Special Charges (Gains), net of tax	(0.7	)(1)	(0.01	)(1)	(0.5	)(2)	—	(2)	(2.8	)(3)	(0.03	)(3)	7.6	(4)	0.08	(4)
Total Loss from Discontinued Operations	59.4		0.62		1.1		0.01		55.0		0.58		206.6		2.24
Cumulative Effect of Change in Accounting Principle	—		—		—		—		43.3		0.46		—		—

Pro Forma Net Income	$29.5		$0.31		$25.9		$0.28		$112.4		$1.19		$81.9		$0.89

(1)	Represents an $0.8 million pre tax gain associated with the reversal of 2000 and 2001 Special Items and the previously dissolved joint ventures.

(2)	Represents an $0.8 million pre tax gain related to reversal of 2000 and 2001 Special Items.

(3)	Represents a $3.8 million pre-tax gain associated with the previously disclosed joint ventures, sale of the Mexico City plant, reversals of 2000 and 2001 Special Items offset in part by a write down of fixed assets in the Guatemala plant.

(4)	Represents an $8.7 million pre tax charge associated with the 2001 Special Items related to Compton and Mexico.

The Dial Corporation

Summary of Net Sales
Unaudited

	In millions

	Quarter Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2001

Personal Cleansing	$91.3	$86.1	$367.8	$352.9
Laundry Care	122.0	109.2	466.6	402.9
Air Fresheners	43.8	43.6	162.5	159.8
Food Products	49.2	47.6	185.3	179.5

Total Domestic Branded	306.3	286.5	1,182.2	1,095.1
Total International and Other	27.3	23.5	100.0	94.2

Net sales reported	$333.6	$310.0	$1,282.2	$1,189.3

Condensed Balance Sheet

	In millions

	December 31,	December 31,
	2002	2001

Assets
Current assets	$496.8	$299.1
Non-current assets	652.9	725.0

Total assets	$1,149.7	$1,024.1

Liabilities and Stockholders’ Equity
Current liabilities	$268.9	$250.6
Long-term liabilities	731.8	691.6
Stockholders’ equity	149.0	81.9

Total liabilities and stockholders’ equity	$1,149.7	$1,024.1

Condensed Statement of Cash Flows

	In millions
	Unaudited
	Quarter Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2001

Net cash provided by operations	$66.9	$73.3	$215.3	$156.8
Net cash (used) provided by investing activities	(14.9)	(11.5)	(37.3)	12.2
Net cash provided (used) by financing activities	3.9	(37.9)	15.4	(146.9)
Effects of foreign currency exchange rates on cash balances	0.2	(0.2)	(2.1)	(0.2)

Net increase in cash and cash equivalents	56.1	23.7	191.3	21.9
Cash and cash equivalents, beginning of year/period	163.5	4.6	28.3	6.4

Cash and cash equivalents, end of period	$219.6	$28.3	$219.6	$28.3